Exhibit 23.1

Kost Forer Gabbay & Kasierer	Tel: +972-3-6232525
3 Aminadav St.	Fax: +972-3-5622555
Tel-Aviv 6706703, Israel	ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 24, 2015 (Except for Note 6, 7(a), 10, 13 and 14, to which the date is February 4, 2016) with respect to the financial statements of Advanced Inhalation Therapies (AIT) Ltd. included in the Registration Statement on Form F-1 and related Prospectus of Advanced Inhalation Therapies (AIT) Ltd., dated February 17, 2016.

Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
February 17, 2016	A Member of EY Global